Provident Financial Services, Inc. Reports Second Quarter Earnings

ISELIN, NJ, July 24, 2025 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $72.0 million, or $0.55 per basic and diluted share for the three months ended June 30, 2025, compared to $64.0 million, or $0.49 per basic and diluted share, for the three months ended March 31, 2025 and a net loss of $11.5 million, or $(0.11) per basic and diluted share, for the three months ended June 30, 2024. For the six months ended June 30, 2025, net income totaled $136.0 million, or $1.04 per basic and diluted share, compared to $20.6 million, or $0.23 per basic and diluted share, for the six months ended June 30, 2024. While there were no transaction costs related to our merger with Lakeland Bancorp, Inc. (“Lakeland”) for the 2025 period, these costs totaled $79.0 million and $81.2 million, including an initial Current Expected Credit Loss ("CECL") provision for credit losses recorded as part of the Lakeland merger, for the three and six months ended June 30, 2024, respectively.

Anthony J. Labozzetta, President and Chief Executive Officer commented, “Provident's performance this quarter was impressive and I am very proud of the team's continued hard work and dedication to excellence. We achieved record revenues by growing earning assets and expanding margins, while improving operational efficiency and maintaining strong asset quality. We look forward to sustaining our positive momentum and continuing to grow our business.”
Performance Highlights for the Second Quarter of 2025
•Adjusted for a one-time write-down on a foreclosed property in the prior quarter, the Company's annualized adjusted returns on average assets, average equity and average tangible equity(1) were 1.19%, 10.76% and 16.79% for the quarter ended June 30, 2025, compared to 1.11%, 10.13% and 16.15% for the quarter ended March 31, 2025. A reconciliation between GAAP and the above non-GAAP ratios is shown on page 12 of the earnings release.
•The Company's annualized adjusted pre-tax, pre-provision returns on average assets, average equity and average tangible equity(2) were 1.64%, 14.88% and 21.26% for the quarter ended June 30, 2025, compared to 1.61%, 14.63% and 21.18% for the quarter ended March 31, 2025. A reconciliation between GAAP and the above non-GAAP ratios is shown on page 12 of the earnings release.
•The Company reported record revenue of $214.2 million for the quarter ended June 30, 2025, comprised of record net interest income of $187.1 million and non-interest income of $27.1 million.
•Average interest-earning assets increased $383.8 million, or an annualized 7.0%, for the quarter ended June 30, 2025, versus the trailing quarter.
•The Company’s commercial and industrial ("C&I") loan portfolio, excluding mortgage warehouse lines, increased $182.7 million, or 16.26% annualized, to $4.69 billion as of June 30, 2025, from $4.51 billion as of March 31, 2025. Additionally, the Company's total commercial loan portfolio, including mortgage warehouse lines, commercial mortgage, multi-family and construction loans, increased $319.3 million, or 7.98% annualized, to $16.51 billion as of June 30, 2025, from $16.19 billion as of March 31, 2025.
•As of June 30, 2025, the Company's loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $2.59 billion, with a weighted average interest rate of 6.30%, compared to $2.77 billion, with a weighted average interest rate of 6.31%, as of March 31, 2025.
•The net interest margin increased two basis points to 3.36% for the quarter ended June 30, 2025, from 3.34% for the trailing quarter, while the core net interest margin, which excludes the impact of purchase accounting accretion and amortization, decreased one basis point from the trailing quarter to 2.93%. The weighted average yield on interest-earning assets for the quarter ended June 30, 2025 increased five basis points to 5.68%, compared to the trailing quarter, while the weighted average cost of interest-bearing liabilities for the quarter ended June 30, 2025 increased four basis points to 2.94%, compared to the trailing quarter.
•The Company recorded a $2.7 million benefit to the provision for credit losses on loans for the quarter ended June 30, 2025, compared to a $325,000 provision for the trailing quarter. Non-performing assets to total assets improved to 0.44% as of June 30, 2025, and annualized net charge-offs were 0.03% of loans for the quarter. The allowance for credit losses as a percentage of loans decreased to 0.98% as of June 30, 2025, from 1.02% as of March 31, 2025.
•Tangible book value per share (3) increased 3.2% to $14.60 and our tangible common equity ratio increased 13 basis points to 8.03% as of June 30, 2025. A reconciliation between GAAP and the above non-GAAP ratios is shown on page 13 of the earnings release.
Results of Operations
Three months ended June 30, 2025 compared to the three months ended March 31, 2025
For the three months ended June 30, 2025, the Company reported net income of $72.0 million, or $0.55 per basic and diluted share, compared to net income of $64.0 million, or $0.49 per basic and diluted share, for the three months ended March 31, 2025.
Net Interest Income and Net Interest Margin
Net interest income increased $5.4 million to $187.1 million for the three months ended June 30, 2025, from $181.7 million for the trailing quarter. The increase in net interest income was primarily due to originations of new loans at current market rates and the favorable repricing of adjustable rate loans, partially offset by a decrease in average lower-costing deposits and an increase in average borrowings.

The Company’s net interest margin increased two basis points to 3.36% for the quarter ended June 30, 2025, from 3.34% for the trailing quarter. The weighted average yield on interest-earning assets for the quarter ended June 30, 2025 increased five basis points to 5.68%, compared to the trailing quarter. The weighted average cost of interest-bearing liabilities for the quarter ended June 30, 2025 increased four basis points from the trailing quarter, to 2.94%. The average cost of interest-bearing deposits for the quarter ended June 30, 2025 decreased two basis points to 2.62%, compared to 2.64% for the trailing quarter. The average cost of total deposits, including non-interest-bearing deposits, was 2.10% for the quarter ended June 30, 2025, compared to 2.11% for the trailing quarter. The average cost of borrowed funds for the quarter ended June 30, 2025 was 3.94%, compared to 3.76% for the quarter ended March 31, 2025.
Provision for Credit Losses on Loans
For the quarter ended June 30, 2025, the Company recorded a $2.7 million benefit to the provision for credit losses on loans, compared with a provision for credit losses on loans of $325,000 for the quarter ended March 31, 2025. The benefit to the provision for credit losses on loans in the quarter was primarily attributable to an improved economic forecast and an overall improvement in the Company's asset quality, partially offset by an increase in specific reserves required on individually analyzed loans. For the three months ended June 30, 2025, net charge-offs totaled $1.2 million, or an annualized three basis points of average loans, compared with net charge-offs of $2.0 million, or an annualized four basis points of average loans for the trailing quarter.
Non-Interest Income and Expense
For the three months ended June 30, 2025, non-interest income totaled $27.1 million, an increase of $45,000, compared to the trailing quarter. Fee income increased $1.1 million to $10.7 million for the three months ended June 30, 2025, compared to the trailing quarter, primarily due to increases in deposit related and loan prepayment fee income, combined with an increase in non-deposit investment fee income. BOLI income increased $493,000 for the three months ended June 30, 2025, compared to the trailing quarter, primarily due to greater equity valuations and an increase in benefit claims recognized. Partially offsetting these increases in non-interest income, insurance agency income decreased $709,000 to $4.9 million for the three months ended June 30, 2025, compared to the trailing quarter, mainly due to the receipt of contingent commissions in the prior quarter, partially offset by additional business activity in the current quarter. Wealth management income decreased $380,000 to $6.9 million for the three months ended June 30, 2025, compared to the trailing quarter, mainly due to a decrease in the average market value of assets under management during the period. Additionally, other income decreased $353,000 to $1.9 million for the three months ended June 30, 2025, compared to the trailing quarter, primarily due to a decrease in profit on fixed asset sales.

Non-interest expense totaled $114.6 million for the three months ended June 30, 2025, a decrease of $1.7 million, compared to $116.3 million for the trailing quarter. Other operating expenses decreased $1.9 million to $14.5 million for the three months ended June 30, 2025, compared to $16.4 million for the trailing quarter, primarily due to a prior quarter $2.7 million write-down on a foreclosed property, while net occupancy expense decreased $916,000 to $13.0 million for the three months ended June 30, 2025, compared to $13.9 million for the trailing quarter, primarily due to decreases in snow removal, utilities and other maintenance costs. Partially offsetting these decreases in non-interest expense, compensation and benefits expense increased $883,000 to $63.2 million for the three months ended June 30, 2025, compared to $62.4 million for the trailing quarter. The increase in compensation and benefits expense was primarily attributable to an increase in salary expense, primarily due to additional business days in the current quarter compared to the trailing quarter.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(5) totaled 1.89% for the quarter ended June 30, 2025, compared to 1.92% for the trailing quarter. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(6) improved to 53.52% for the three months ended June 30, 2025, compared to 54.43% for the trailing quarter.
Income Tax Expense
For the three months ended June 30, 2025, the Company's income tax expense was $30.5 million with an effective tax rate of 29.7%, compared to income tax expense of $27.8 million with an effective tax rate of 30.3%, for the trailing quarter. The increase in tax expense for the three months ended June 30, 2025 compared with the trailing quarter was largely due to an increase in taxable income in the current quarter, while the decrease in tax rate was primarily due to a discrete item related to stock-based compensation in the prior quarter.
Three months ended June 30, 2025 compared to the three months ended June 30, 2024
For the three months ended June 30, 2025, the Company reported net income of $72.0 million, or $0.55 per basic and diluted share, compared to a net loss of $11.5 million, or $(0.11) per basic and diluted share, for the three months ended June 30, 2024. While there were no transaction costs related to our merger with Lakeland for the 2025 period, these costs totaled $79.0 million, including an initial CECL provision for credit losses recorded as part of the Lakeland merger, for the three months ended June 30, 2024.
Net Interest Income and Net Interest Margin
Net interest income increased $45.6 million to $187.1 million for the three months ended June 30, 2025, from $141.5 million for same period in 2024. The increase in net interest income was largely driven by growth in average earning assets and net assets added in the May 16, 2024 acquisition of Lakeland and related accretion of purchase accounting adjustments.
The Company’s net interest margin increased 15 basis points to 3.36% for the quarter ended June 30, 2025, from 3.21% for the same period last year. The weighted average yield on interest-earning assets for the quarter ended June 30, 2025 increased one basis point to 5.68%, compared to 5.67% for the quarter ended June 30, 2024. The weighted average cost of interest-bearing liabilities decreased 15 basis points for the quarter ended June 30, 2025 to 2.94%, compared to 3.09% for the second quarter of 2024. The average cost of interest-bearing deposits for the quarter ended June 30, 2025 was 2.62%, compared to 2.84% for the same period last year. Average non-interest-bearing demand deposits increased $833.2 million to $3.70 billion for the quarter ended June 30, 2025, compared to $2.87 billion for the quarter ended June 30, 2024. The average cost of total deposits, including non-interest-bearing deposits, was 2.10% for the quarter ended June 30, 2025, compared with 2.24% for the quarter ended June 30, 2024. The average cost of borrowed funds for the quarter ended June 30, 2025 was 3.94%, compared to 3.83% for the same period last year.

Provision for Credit Losses on Loans
For the quarter ended June 30, 2025, the Company recorded a $2.7 million benefit to the provision for credit losses on loans, compared with a $66.1 million provision for credit losses on loans for the quarter ended June 30, 2024. The benefit to the provision for credit losses on loans in the quarter was primarily attributable to an improved economic forecast and an overall improvement in the Company's asset quality, partially offset by an increase in specific reserves required on individually analyzed loans. The provision for credit losses on loans for the prior year quarter was primarily attributable to an initial CECL provision for credit losses of $60.1 million, recorded as part of the Lakeland merger. For the three months ended June 30, 2025, net charge-offs totaled $1.2 million, or an annualized three basis points of average loans, compared with net charge-offs of $2.7 million, or an annualized seven basis points of average loans, for the same period last year.
Non-Interest Income and Expense
Non-interest income totaled $27.1 million for the quarter ended June 30, 2025, an increase of $4.8 million, compared to the same period in 2024. Net gain on securities transactions increased $3.0 million for the three months ended June 30, 2025, compared to the same period in 2024, primarily due to a prior year $2.8 million loss on the sale of subordinated debt issued by Lakeland from the Provident investment portfolio prior to the merger. Fee income increased $2.0 million to $10.7 million for the three months ended June 30, 2025, compared to the prior year quarter, primarily due to increases in deposit fee income, debit card related fee income and loan related fee income, resulting from the Lakeland merger. Additionally, other income increased $895,000 to $1.9 million for the three months ended June 30, 2025, compared to the quarter ended June 30, 2024, primarily due to increases in gains on the sale of SBA loans, while insurance agency income increased $454,000 to $4.9 million for the three months ended June 30, 2025, compared to the quarter ended June 30, 2024, largely due to an increase in business activity. Partially offsetting these increases to non-interest income, wealth management fees decreased $821,000 to $6.9 million for the three months ended June 30, 2025, compared to the quarter ended June 30, 2024, mainly due to a decrease in the average market value of assets under management during the period, while BOLI income decreased $738,000 to $2.6 million for the three months ended June 30, 2025, compared to the prior year quarter, primarily due to a decrease in benefit claims recognized.
For the three months ended June 30, 2025, non-interest expense totaled $114.6 million, a decrease of $780,000, compared to the three months ended June 30, 2024. Merger-related expenses decreased $18.9 million for the three months ended June 30, 2025, compared to the same period in 2024. Partially offsetting the decrease in merger-related expenses, compensation and benefits expense increased $8.4 million to $63.2 million for the three months ended June 30, 2025, compared to $54.9 million for the same period in 2024, primarily attributable to the addition of Lakeland personnel. Other operating expenses increased $3.2 million to $14.5 million for the three months ended June 30, 2025, compared to $11.3 million for the same period in 2024, primarily due to the addition of Lakeland. Amortization of intangibles increased $3.0 million to $9.5 million for the three months ended June 30, 2025, compared to $6.5 million for the same period in 2024, largely due to core deposit intangible amortization related to Lakeland. Net occupancy expense increased $1.9 million to $13.0 million for three months ended June 30, 2025, compared to $11.1 million for the same period in 2024, primarily due to an increase in depreciation and maintenance expenses due to the addition of Lakeland. Data processing expenses increased $1.2 million to $9.6 million for three months ended June 30, 2025, compared to $8.4 million for the same period in 2024, primarily due to the addition of Lakeland.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(5) was 1.89% for the quarter ended June 30, 2025, compared to 2.02% for the same period in 2024. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(6) was 53.52% for the three months ended June 30, 2025 compared to 57.86% for the same respective period in 2024.
Income Tax Expense
For the three months ended June 30, 2025, the Company's income tax expense was $30.5 million with an effective tax rate of 29.7%, compared with an income tax benefit of $9.8 million for the three months ended June 30, 2024. The increase in tax expense for the three months ended June 30, 2025, compared with the same period last year was largely due to an increase in taxable income in the quarter. The prior year income tax benefit was largely due to a $5.3 million tax benefit related to the revaluation of deferred tax assets to reflect the imposition by the state of New

Jersey of a 2.5% Corporate Transit Fee in the quarter, effective January 1, 2024, combined with a decrease in taxable income in the prior year quarter as a result of additional expenses from the Lakeland merger.
Six months ended June 30, 2025 compared to the six months ended June 30, 2024
For the six months ended June 30, 2025, net income totaled $136.0 million, or $1.04 per basic and diluted share, compared to net income of $20.6 million, or $0.23 per basic and diluted share, for the six months ended June 30, 2024. While there were no transaction costs related to our merger with Lakeland for the 2025 period, those costs totaled $81.2 million, including an initial CECL provision for credit losses recorded as part of the Lakeland merger, for the six months ended June 30, 2024.
Net Interest Income and Net Interest Margin
Net interest income increased $133.6 million to $368.8 million for the six months ended June 30, 2025, from $235.2 million for same period in 2024. Net interest income for the six months ended June 30, 2025 was largely driven by growth in average earning assets and net assets added in the May 16, 2024 acquisition of Lakeland and related accretion of purchase accounting adjustments.
For the six months ended June 30, 2025, the net interest margin increased 27 basis points to 3.35%, compared to 3.08% for the six months ended June 30, 2024. The weighted average yield on interest earning assets increased 22 basis points to 5.65% for the six months ended June 30, 2025, compared to 5.43% for the six months ended June 30, 2024, while the weighted average cost of interest-bearing liabilities decreased five basis points to 2.92% for the six months ended June 30, 2025, compared to 2.97% for the same period last year. The average cost of interest-bearing deposits decreased 11 basis points to 2.63% for the six months ended June 30, 2025, compared to 2.74% for the same period last year. Average non-interest-bearing demand deposits increased $1.24 billion to $3.71 billion for the six months ended June 30, 2025, compared with $2.47 billion for the six months ended June 30, 2024. The average cost of total deposits, including non-interest-bearing deposits, was 2.10% for the six months ended June 30, 2025, compared with 2.19% for the six months ended June 30, 2024. The average cost of borrowings for the six months ended June 30, 2025 was 3.86%, compared to 3.75% for the same period last year.
Provision for Credit Losses on Loans
For the six months ended June 30, 2025, the Company recorded a $2.3 million benefit to the provision for credit losses on loans, compared with a provision for credit losses on loans of $66.3 million for the six months ended June 30, 2024. The benefit to the provision for credit losses on loans for the six months ended June 30, 2025 was primarily attributable to an improved economic forecast and an overall improvement in the Company's asset quality, partially offset by an increase in specific reserves required on individually analyzed loans. The provision for credit losses on loans for the prior year period was primarily attributable to an initial CECL provision for credit losses of $60.1 million, recorded as part of the Lakeland merger in accordance with GAAP requirements for accounting for business combinations. For the six months ended June 30, 2025, net charge-offs totaled $3.2 million or an annualized three basis points of average loans, compared with net charge-offs of $4.6 million, or an annualized four basis points of average loans, for the six months ended June 30, 2024.
Non-Interest Income and Expense
For the six months ended June 30, 2025, non-interest income totaled $54.1 million, an increase of $11.0 million compared to the same period in 2024. Fee income increased $5.8 million to $20.4 million for the six months ended June 30, 2025, compared to the same period in 2024, primarily due to increases in deposit fee income, debit and credit card related fee income and loan related fee income resulting from the Lakeland merger. Net gains on securities transactions increased $3.1 million for the six months ended June 30, 2025, primarily due to a prior year $2.8 million loss on the sale of subordinated debt issued by Lakeland from the Provident investment portfolio prior to the merger. Other income increased $2.3 million to $4.1 million for the six months ended June 30, 2025, compared to $1.8 million for the same period in 2024, primarily due to an increase in gains on sales of SBA and mortgage loans. Additionally, insurance agency income increased $1.3 million to $10.6 million for the six months ended June 30, 2025, compared to $9.3 million for the same period in 2024, largely due to increases in contingent commissions, retention revenue and new business activity. Partially offsetting these increases in non-interest income, wealth management income decreased $982,000 to $14.3 million for the six months ended June 30, 2025, compared to the same period in 2024, mainly due to a decrease in the average market value of assets under management during the period, while BOLI income decreased $462,000 to $4.7 million for the six months ended June 30, 2025, compared to the same period in 2024, primarily due to a decrease in benefit claims recognized, combined with lower equity valuations.
Non-interest expense totaled $230.9 million for the six months ended June 30, 2025, an increase of $43.7 million, compared to $187.2 million for the six months ended June 30, 2024. Compensation and benefits expense increased $30.7 million to $125.6 million for the six months ended June 30, 2025, compared to $94.9 million for the six months ended June 30, 2024, primarily attributable to the addition of Lakeland personnel. Amortization of intangibles increased $11.8 million to $19.0 million for the six months ended June 30, 2025, compared to $7.2 million for the six months ended June 30, 2024, largely due to core deposit intangible amortization related to Lakeland. Other operating expenses increased $9.3 million to $30.9 million for the three months ended June 30, 2025, compared to $21.6 million for the same period in 2024, primarily due to a $2.7 million write-down on a foreclosed property, combined with the addition of Lakeland. Net occupancy expense increased $7.3 million to $26.9 million for the six months ended June 30, 2025, compared to the same period in 2024, primarily due to increases in depreciation and maintenance expense related to the addition of Lakeland. Data processing expense increased $4.0 million to $19.2 million for the six months ended June 30, 2025, compared to $15.2 million for the six months ended June 30, 2024, primarily due to the addition of Lakeland, while FDIC insurance increased $1.4 million to $6.7 million for the six months ended June 30, 2025, primarily due to the addition of Lakeland. Partially offsetting these increases to non-interest expense, merger-related expenses decreased $21.1 million for the six months ended June 30, 2025.
Income Tax Expense
For the six months ended June 30, 2025, the Company's income tax expense was $58.3 million with an effective tax rate of 30.0%, compared with income tax expense of $1.1 million for the six months ended June 30, 2024. The increase in tax expense for the six months ended June 30, 2025 compared with the same period last year was largely due to an increase in taxable income, combined with a prior year $5.3 million tax benefit related to the revaluation of deferred tax assets to reflect the imposition by the State of New Jersey of a 2.5% Corporate Transit Fee, effective January 1, 2024. The prior year income tax expense was favorably impacted by the Lakeland merger.
Asset Quality
The Company’s total non-performing loans as of June 30, 2025 were $107.2 million, or 0.56% of total loans held for investment, compared to $103.2 million, or 0.54% of total loans as of March 31, 2025 and $72.1 million, or 0.37% of total loans as of December 31, 2024. The $3.9 million increase in non-performing loans as of June 30, 2025, compared to the trailing quarter, consisted of a $3.1 million increase in non-performing commercial loans, a $2.0 million increase in non-performing residential mortgage loans and a $195,000 increase in non-performing consumer loans, partially offset by a $1.2 million decrease in non-performing multi-family loans, a $103,000 decrease in non-performing commercial mortgage loans and a $28,000 decrease in non-performing construction loans. As of June 30, 2025, impaired loans totaled $92.7 million with related specific reserves of $11.4 million, compared with impaired loans totaling $86.1 million with related specific reserves of $7.9 million as of March 31, 2025. As of December 31, 2024, impaired loans totaled $55.4 million with related specific reserves of $7.5 million.
As of June 30, 2025, the Company’s allowance for credit losses related to the loan portfolio was 0.98% of total loans, compared to 1.02% and 1.04% as of March 31, 2025 and December 31, 2024, respectively. The allowance for credit losses decreased $5.6 million to $187.9 million as of June 30, 2025, from $193.4 million as of December 31, 2024. The decrease in the allowance for credit losses on loans as of June 30, 2025 compared to December 31, 2024 was due to a $2.3 million benefit to the provision for credit losses on loans, combined with net charge-offs of $3.2 million.

The following table sets forth accruing past due loans and non-accrual loans held for investment on the dates indicated, as well as delinquency statistics and certain asset quality ratios.

	June 30, 2025		March 31, 2025		December 31, 2024
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Accruing past due loans:
30 to 59 days past due:
Commercial mortgage loans	1	$129	8	$13,696	7	$8,538
Multi-family mortgage loans	—	—	1	7,433	—	—
Construction loans	—	—	—	—	—	—
Residential mortgage loans	20	5,541	27	6,905	22	6,388
Total mortgage loans	21	5,670	36	28,034	29	14,926
Commercial loans	4	997	23	11,372	9	3,026
Consumer loans	30	1,592	22	1,604	47	3,152
Total 30 to 59 days past due	55	$8,259	95	$42,060	85	$21,104

60 to 89 days past due:
Commercial mortgage loans	1	$347	2	$196	4	$3,954
Multi-family mortgage loans	1	431	—	—	—	—
Construction loans	—	—	—	—	—	—
Residential mortgage loans	16	3,816	18	5,009	17	5,049
Total mortgage loans	18	4,594	20	5,205	21	9,003
Commercial loans	13	4,389	8	1,955	3	1,117
Consumer loans	9	699	12	854	15	856
Total 60 to 89 days past due	40	9,682	47	8,908	39	10,976
Total accruing past due loans	95	$17,941	142	$50,968	124	$32,080

Non-accrual:
Commercial mortgage loans	15	$42,828	18	$42,931	17	$20,883
Multi-family mortgage loans	3	6,143	5	7,294	6	7,498
Construction loans	3	18,901	3	18,929	2	13,246
Residential mortgage loans	25	7,209	22	5,246	23	4,535
Total mortgage loans	46	75,081	48	74,400	48	46,162
Commercial loans	34	30,531	32	23,580	32	21,892
Consumer loans	21	1,547	19	1,352	23	1,656
Total non-accrual loans	101	$107,159	99	$99,332	103	$69,710

Non-performing loans to total loans held for investment		0.56%		0.53%		0.37%
Allowance for loan losses to total non-performing loans		175.32%		185.78%		268.43%
Allowance for loan losses to total loans held for investment		0.98%		1.02%		1.04%
There were no non-accrual or past due loans held for sale as of June 30. 2025. As of March 31, 2025 and December 31, 2024, total non-accrual loans held for sale, which are not in the tables above, totaled $3.9 million and $2.4 million, respectively. Additionally, as of March 31, 2025 and December 31, 2024, total past due loans held for sale, including non-accrual loans held for sale, totaled $5.8 million and $4.8 million, respectively.
As of June 30, 2025 and December 31, 2024, the Company held foreclosed assets of $1.0 million and $9.5 million, respectively. During the six months ended June 30, 2025, there was a write-down of one foreclosed commercial property of $2.7 million based on a contracted sales price. The sale of this property closed in the second quarter of

2025, which reduced foreclosed assets by an additional $5.8 million. Foreclosed assets as of June 30, 2025 were comprised of one commercial property. Total non-performing assets as of June 30, 2025 increased $26.6 million to $108.1 million, or 0.44% of total assets, from $81.5 million, or 0.34% of total assets at December 31, 2024.
Balance Sheet Summary
Total assets as of June 30, 2025 were $24.55 billion, a $495.5 million increase from December 31, 2024. The increase in total assets was primarily due to a $445.5 million increase in loans held for investment and a $246.5 million increase in total investments, partially offset by a $155.5 million decrease in loans held for sale, and decreases in intangibles and other assets.
The Company’s loans held for investment portfolio totaled $19.10 billion as of June 30, 2025 and $18.66 billion as of December 31, 2024. The loan portfolio consisted of the following:

	June 30, 2025	March 31, 2025	December 31, 2024
	(Dollars in thousands)
Mortgage loans:
Commercial	$7,313,904	$7,295,651	$7,228,078
Multi-family	3,517,509	3,458,190	3,382,933
Construction	751,914	756,356	823,503
Residential	1,985,355	1,994,404	2,010,637
Total mortgage loans	13,568,682	13,504,601	13,445,151
Commercial loans	4,688,888	4,506,215	4,447,672
Mortgage warehouse lines	240,134	176,687	160,928
Consumer loans	617,190	613,453	613,819
Total gross loans	19,114,894	18,800,956	18,667,570
Premiums on purchased loans	1,308	1,337	1,338
Net deferred fees and unearned discounts	(11,372)	(10,922)	(9,538)
Total loans	$19,104,830	$18,791,371	$18,659,370
During the three months ended June 30, 2025, the loans held for investment portfolio had net increases of $182.7 million of commercial loans, $63.4 million of mortgage warehouse lines, $59.3 million of multi-family loans and $18.3 million of commercial mortgage loans, partially offset by net decreases of $9.0 million of residential mortgage loans, $4.4 million of construction loans and $3.7 million of consumer loans. Total commercial loans, including mortgage warehouse lines, commercial mortgage, multi-family and construction loans, represented 86.4% of the loan portfolio as of June 30, 2025, compared to 85.9% as of December 31, 2024.
For the six months ended June 30, 2025, loan funding, including advances on lines of credit, totaled $4.30 billion, compared with $2.53 billion for the same period in 2024.
As of June 30, 2025, the Company’s unfunded loan commitments totaled $3.74 billion, including commitments of $2.30 billion in commercial loans, $511.9 million in construction loans and $212.7 million in commercial mortgage loans. Unfunded loan commitments as of December 31, 2024 and June 30, 2024 were $2.73 billion and $3.01 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $2.59 billion as of June 30, 2025, compared to $1.79 billion and $1.67 billion as of December 31, 2024 and June 30, 2024, respectively.
Total investment securities were $3.47 billion as of June 30, 2025, a $246.5 million increase from December 31, 2024. This increase was primarily due to purchases of mortgage-backed securities and a decrease in unrealized losses on available for sale debt securities.
Total deposits increased $84.7 million during the six months ended June 30, 2025, to $18.71 billion. Total time deposits increased $99.3 million to $3.27 billion as of June 30, 2025, while total savings and demand deposit accounts decreased $14.6 million to $15.44 billion as of June 30, 2025. The increase in time deposits consisted of a $108.1 million increase in brokered time deposits, partially offset by an $8.8 million decrease in retail time deposits. The decrease in savings and demand deposits was largely attributable to a $50.7 million decrease in savings deposits and a $36.8 million decrease in non-interest bearing demand deposits, partially offset by a $52.2 million increase in money market deposits and a $20.7 million increase in interest bearing demand deposits.
Borrowed funds increased $354.2 million during the six months ended June 30, 2025, to $2.37 billion. Borrowed funds represented 9.7% of total assets as of June 30, 2025, an increase from 8.4% as of December 31, 2024.
Stockholders’ equity increased $106.3 million during the six months ended June 30, 2025, to $2.71 billion, primarily due to net income earned for the period and a decrease in unrealized losses on available for sale debt securities, partially offset by cash dividends paid to stockholders. For the three and six months ended June 30, 2025, common stock repurchases totaled 55,826 shares at an average cost of $17.83 per share and 156,570 shares at an average cost of $18.07 per share, respectively, all of which were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. As of June 30, 2025, approximately 816,000 shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) as of June 30, 2025 were $20.73 and $14.60, respectively, compared with $19.93 and $13.66, respectively, as of December 31, 2024.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "Commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Orange, Queens and Nassau Counties in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Thursday, July 24, 2025 at 2:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2025. The call may be accessed by dialing 1-888-412-4131 (United States Toll Free) and 1-646-960-0134 (United States Local). Speakers will need to enter conference ID code (3610756) before being met by a live operator. Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, inflation and unemployment, competitive products and pricing, real estate values, fiscal and monetary policies of the U.S. Government, tariffs, the effects of the recent turmoil in the banking industry, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, potential goodwill impairment, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets, the availability of and costs associated with sources of liquidity, and the impact of a potential shutdown of the federal government.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date they are made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not assume any duty, and does not undertake, to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Annualized adjusted pre-tax, pre-provision return on average assets, annualized return on average tangible equity, tangible common equity capital ratio, tangible book value per share, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the Three Months Ended			At or for the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Statement of Income
Net interest income	$187,094	$181,728	$141,506	$368,822	$235,176
Provision (benefit) charge for credit losses	(2,888)	638	69,705	(2,250)	69,385
Non-interest income	27,075	27,030	22,275	54,105	43,081
Non-interest expense	114,614	116,267	115,394	230,881	187,221
Income (loss) before income tax expense	102,443	91,853	(21,318)	194,296	21,651
Net income (loss)	71,981	64,028	(11,485)	136,009	20,596
Diluted earnings per share	$0.55	$0.49	$(0.11)	$1.04	$0.23
Interest rate spread	2.74%	2.73%	2.58%	2.73%	2.46%
Net interest margin	3.36%	3.34%	3.21%	3.35%	3.08%

Profitability
Annualized return on average assets	1.19%	1.08%	(0.24)%	1.13%	0.25%
Annualized adjusted return on average assets (1)	1.19%	1.11%	0.06%	1.15%	0.49%
Annualized return on average equity	10.76%	9.84%	(2.17)%	10.31%	2.17%
Annualized adjusted return on average equity (1)	10.76%	10.13%	0.53%	10.45%	4.28%
Annualized return on average tangible equity (4)	16.79%	15.73%	(3.15)%	16.27%	3.06%
Annualized adjusted return on average tangible equity (1)	16.79%	16.15%	0.001%	16.48%	6.27%
Annualized adjusted non-interest expense to average assets (4)	1.89%	1.92%	2.02%	1.92%	2.01%
Efficiency ratio (6)	53.52%	54.43%	57.86%	54.60%	59.06%

Asset Quality
Non-accrual loans		$103,224		$107,159	$67,868
90+ and still accruing		—		—	—
Non-performing loans		103,224		107,159	67,868
Foreclosed assets		6,755		963	11,119
Non-performing assets		109,979		108,122	78,987
Non-performing loans to total loans held for investment		0.53%		0.56%	0.36%
Non-performing assets to total assets		0.45%		0.44%	0.33%
Allowance for loan losses		$191,770		$187,871	$188,331
Allowance for loan losses to total non-performing loans		185.78%		175.32%	277.50%
Allowance for loan losses to total loans held for investment		1.02%		0.98%	1.00%
Net loan charge-offs	$1,249	$1,987	$2,680	$3,236	$4,622
Annualized net loan charge-offs to average total loans	0.03%	0.04%	0.07%	0.03%	0.07%

Average Balance Sheet Data
Assets	$24,349,808	$24,049,318	$19,197,041	$24,200,393	$16,645,404
Loans, net	18,827,305	18,590,877	14,649,413	18,709,743	12,659,202
Earning assets	22,329,230	21,946,053	17,385,819	22,138,700	15,093,217
Core deposits	15,222,027	15,497,343	12,257,244	15,358,925	10,693,244
Borrowings	2,490,379	1,918,069	2,158,193	2,205,805	2,049,587
Interest-bearing liabilities	17,612,934	17,297,892	13,856,039	17,456,284	11,965,072
Stockholders' equity	2,684,342	2,638,361	2,127,469	2,661,478	1,912,820
Average yield on interest-earning assets	5.68%	5.63%	5.67%	5.65%	5.43%
Average cost of interest-bearing liabilities	2.94%	2.90%	3.09%	2.92%	2.97%

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Annualized Adjusted Return on Average Assets, Equity and Tangible Equity
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Net Income	$71,981	$64,028	$(11,485)	$136,009	$20,596
Write-down on ORE property	—	2,690	—	2,690	—
Merger-related transaction costs	—	—	18,915	—	21,117
Less: income tax expense	—	(809)	(4,625)	(809)	(4,649)
Annualized adjusted net income	$71,981	65,909	$2,805	$137,890	$37,064
Less: Amortization of Intangibles (net of tax)	6,639	6,642	4,532	$13,281.5018	$5,025.1308
Annualized adjusted net income for annualized adjusted return on average tangible equity	$78,620	$72,551	$7,337	$151,171	$42,089

Annualized Adjusted Return on Average Assets	1.19%	1.11%	0.06%	1.15%	0.45%
Annualized Adjusted Return on Average Equity	10.76%	10.13%	0.53%	10.45%	3.90%
Annualized Adjusted Return on Average Tangible Equity	16.79%	16.15%	2.01%	16.48%	6.25%

(2) Annualized adjusted pre-tax, pre-provision ("PTPP") returns on average assets, average equity and average tangible equity
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Net income (loss)	$71,981	$64,028	$(11,485)	$136,009	$20,596
Adjustments to net income (loss):
Provision (benefit) charge for credit losses	(2,888)	638	69,705	(2,250)	69,385
Write-down on ORE property		2,690
Net loss on Lakeland bond sale	—	—	2,839	—	2,839
Merger-related transaction costs	—	—	18,915	—	21,117
Income tax expense (benefit)	30,462	27,825	(9,833)	58,287	1,055
PTPP income	$99,555	$95,181	$70,141	$194,736	$114,992

Annualized PTPP income	$399,314	$386,012	$282,106	$392,700	$231,248
Average assets	$24,349,808	$24,049,318	$19,197,041	$24,200,393	$16,645,404
Average equity	$2,684,342	$2,638,361	$2,127,469	$2,661,478	$1,912,820
Average tangible equity	$1,877,923	$1,822,407	$1,468,630	$1,850,318	$1,354,553

Annualized PTPP return on average assets	1.64%	1.61%	1.47%	1.62%	1.39%
Annualized PTPP return on average equity	14.88%	14.63%	13.26%	14.75%	12.09%
Annualized PTPP return on average tangible equity	21.26%	21.18%	19.21%	21.22%	17.07%

(3) Tangible Common Equity Ratio, Book and Tangible Book Value per Share
			June 30,	March 31,	December 31,
			2025	2025	2024
Total assets			$24,547,286	$24,224,759	$24,051,825
Less: total intangible assets			800,232	809,725	819,230
Total tangible assets			$24,547,286	$24,224,759	$24,051,825

Total stockholders' equity			$2,707,555	$2,658,794	$2,601,207
Less: total intangible assets			800,232	809,725	819,230
Total tangible stockholders' equity			$1,907,323	$1,849,069	$1,781,977

Tangible common equity ratio			8.03%	7.90%	7.67%
Shares outstanding			130,624,243	130,661,195	130,489,493

Book value per share (total stockholders' equity/shares outstanding)			$20.73	$20.35	$19.93
Tangible book value per share (total tangible stockholders' equity/shares outstanding)			$14.60	$14.15	$13.66

(4) Annualized Return on Average Tangible Equity
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Total average stockholders' equity	$2,684,342	$2,638,361	$2,127,469	$2,661,478	$1,912,820
Less: total average intangible assets	806,419	815,954	658,839	811,160	558,267
Total average tangible stockholders' equity	$1,877,923	$1,822,407	$1,468,630	$1,850,318	$1,354,553

Net income (loss)	$71,981	$64,028	$(11,485)	$136,009	$20,596
Less: Amortization of Intangibles, net of tax	6,639	6,642,149	4,532	13,282	5,025
Total net income (loss)	$78,620	$70,670	$(6,953)	$149,291	$25,621

Annualized return on average tangible equity (net income/total average tangible stockholders' equity)	16.79%	15.73%	(1.90)%	16.27%	3.80%

(5) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Reported non-interest expense	$114,614	$116,267	$115,394	$230,881	$187,221
Adjustments to non-interest expense:
Write-down on ORE property	—	2,690	—	—	—
Merger-related transaction costs	—	—	18,915	—	21,117
Adjusted non-interest expense	$114,614	$113,577	$96,479	$230,881	$166,104

Annualized adjusted non-interest expense	$459,715	$388,036	$388,036	$465,589	$334,033

Average assets	$24,349,808	$24,049,318	$19,197,041	$24,200,393	$16,645,404

Annualized adjusted non-interest expense/average assets	1.89%	1.92%	2.02%	1.92%	2.01%

(6) Efficiency Ratio Calculation
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Net interest income	$187,094	$181,728	$141,506	$368,822	$235,176
Reported non-interest income	27,075	27,030	22,275	54,105	43,081
Adjustments to non-interest income:
Net (gain) loss on securities transactions	—	(87)	(2,973)	(87)	2,974
Adjusted non-interest income	27,075	26,943	25,248	54,018	46,055
Total income	$214,169	$208,671	$166,754	$422,840	$281,231

Adjusted non-interest expense	$114,614	$113,577	$96,479	$230,881	$166,104

Efficiency ratio (adjusted non-interest expense/income)	53.52%	54.43%	57.86%	54.60%	59.06%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
June 30, 2025 (Unaudited) and December 31, 2024
(Dollars in Thousands)

Assets	June 30, 2025	December 31, 2024
Cash and cash equivalents	$258,925	$205,939
Available for sale debt securities, at fair value	3,019,796	2,768,915
Held to maturity debt securities, net of allowance (fair value of $20,000 as of June 30, 2025 (unaudited) and $14,000 as of December 31, 2024)	308,704	327,623
Equity securities, at fair value	19,410	19,110
Federal Home Loan Bank stock	127,021	112,767
Loans held for sale	6,922	162,453
Loans held for investment	19,104,830	18,659,370
Less allowance for credit losses	187,871	193,432
Net loans	18,923,881	18,628,391
Foreclosed assets, net	963	9,473
Banking premises and equipment, net	115,709	119,622
Accrued interest receivable	92,714	91,160
Intangible assets	800,232	819,230
Bank-owned life insurance	409,949	405,893
Other assets	469,982	543,702
Total assets	$24,547,286	$24,051,825

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$13,812,120	$13,775,991
Savings deposits	1,628,971	1,679,667
Certificates of deposit of $250,000 or more	842,389	789,342
Other time deposits	2,425,044	2,378,813
Total deposits	18,708,524	18,623,813
Mortgage escrow deposits	50,291	42,247
Borrowed funds	2,374,660	2,020,435
Subordinated debentures	404,098	401,608
Other liabilities	302,158	362,515
Total liabilities	21,839,731	21,450,618

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 137,565,966 shares issued and 130,624,243 shares outstanding as of June 30, 2025 and 130,489,493 outstanding as of December 31, 2024	1,376	1,376
Additional paid-in capital	1,839,314	1,834,495
Retained earnings	1,061,897	989,111
Accumulated other comprehensive loss	(103,770)	(135,355)
Treasury stock	(91,262)	(88,420)
Total stockholders' equity	2,707,555	2,601,207
Total liabilities and stockholders' equity	$24,547,286	$24,051,825

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three months ended June 30, 2025, March 31, 2025 and June 30, 2024, and six months ended June 30, 2025 and 2024 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2025	2025	2024	2025	2024
Interest and dividend income:
Real estate secured loans	$192,792	$187,054	$156,318	$379,845	$263,774
Commercial loans	78,854	75,819	58,532	154,673	94,632
Consumer loans	10,464	10,158	8,351	20,623	12,874
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	31,444	29,644	20,394	61,088	32,724
Held to maturity debt securities	1,966	1,996	2,357	3,962	4,625
Deposits, federal funds sold and other short-term investments	788	675	1,859	1,463	3,041
Total interest income	316,308	305,346	247,811	621,654	411,670

Interest expense:
Deposits	96,257	97,420	81,058	193,678	133,592
Borrowed funds	24,470	17,778	20,566	42,247	37,949
Subordinated debt	8,487	8,420	4,681	16,907	4,953
Total interest expense	129,214	123,618	106,305	252,832	176,494
Net interest income	187,094	181,728	141,506	368,822	235,176
Provision (benefit) charge for credit losses	(2,888)	638	69,705	(2,250)	69,385
Net interest income after provision for credit losses	189,982	181,090	71,801	371,072	165,791

Non-interest income:
Fees	10,736	9,655	8,699	20,391	14,611
Wealth management income	6,948	7,328	7,769	14,275	15,257
Insurance agency income	4,942	5,651	4,488	10,593	9,281
Bank-owned life insurance	2,585	2,092	3,323	4,678	5,140
Net gain (loss) on securities transactions	—	87	(2,973)	87	(2,974)
Other income	1,864	2,217	969	4,081	1,766
Total non-interest income	27,075	27,030	22,275	54,105	43,081

Non-interest expense:
Compensation and employee benefits	63,249	62,366	54,888	125,615	94,936
Net occupancy expense	13,011	13,927	11,142	26,938	19,662
Data processing expense	9,599	9,605	8,433	19,203	15,217
FDIC Insurance	3,341	3,385	3,100	6,727	5,372
Amortization of intangibles	9,497	9,501	6,483	18,998	7,188
Advertising and promotion expense	1,429	1,060	1,171	2,489	2,137
Merger-related expenses	—	—	18,915	—	21,117
Other operating expenses	14,488	16,423	11,262	30,911	21,592
Total non-interest expense	114,614	116,267	115,394	230,881	187,221
Income (loss) before income tax expense	102,443	91,853	(21,318)	194,296	21,651
Income tax expense (benefit)	30,462	27,825	(9,833)	58,287	1,055
Net income (loss)	$71,981	$64,028	$(11,485)	$136,009	$20,596

Basic earnings per share	$0.55	$0.49	$(0.11)	$1.04	$0.23
Average basic shares outstanding	130,484,287	130,325,393	102,957,521	130,405,490	89,108,775

Diluted earnings per share	$0.55	$0.49	$(0.11)	$1.04	$0.23
Average diluted shares outstanding	130,500,143	130,380,475	102,957,521	130,440,958	89,116,590

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)
	June 30, 2025			March 31, 2025			June 30, 2024
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets:
Deposits	$75,714	$788	4.21%	$80,074	$675	4.21%	$40,228	$1,859	5.38%
Available for sale debt securities	2,958,325	29,306	3.96%	2,827,699	27,621	3.89%	2,244,725	17,646	3.14%
Held to maturity debt securities, net (1)	315,204	1,966	2.49%	320,036	1,996	2.50%	352,216	2,357	2.68%
Equity securities, at fair value	19,235	—	—%	19,840	—	—%	10,373	—	—%
Total securities	3,292,764	31,272	3.80%	3,167,575	29,617	3.73%	2,607,314	20,003	3.07%
Federal Home Loan Bank stock	133,447	2,138	6.44%	107,527	2,023	7.53%	88,864	2,747	12.36%
Net loans: (2)
Total mortgage loans	13,398,650	192,792	5.77%	13,297,168	187,054	5.70%	10,674,109	156,318	5.81%
Total commercial loans	4,816,237	78,854	6.57%	4,684,572	75,819	6.56%	3,514,602	58,532	6.62%
Total consumer loans	612,418	10,464	6.85%	609,137	10,158	6.76%	460,702	8,351	7.29%
Total net loans	18,827,305	282,110	6.01%	18,590,877	273,031	5.95%	14,649,413	223,201	6.05%
Total interest-earning assets	$22,329,230	$316,308	5.68%	$21,946,053	$305,346	5.63%	$17,385,819	$247,810	5.67%

Non-Interest Earning Assets:
Cash and due from banks	150,464			134,205			37,621
Other assets	1,870,114			1,969,060			1,773,601
Total assets	$24,349,808			$24,049,318			$19,197,041

Interest-Bearing Liabilities:
Demand deposits	$9,874,149	$64,803	2.63%	$10,095,570	$65,433	2.63%	$7,935,543	$58,179	2.95%
Savings deposits	1,647,746	900	0.22%	1,682,596	924	0.22%	1,454,784	832	0.23%
Time deposits	3,197,374	30,555	3.83%	3,199,620	31,063	3.94%	2,086,433	22,047	4.25%
Total deposits	14,719,269	96,258	2.62%	14,977,786	97,420	2.64%	11,476,760	81,058	2.84%

Borrowed funds	2,490,379	24,470	3.94%	1,918,069	17,778	3.76%	2,158,193	20,565	3.83%
Subordinated debentures	403,286	8,487	8.44%	402,037	8,420	8.49%	221,086	4,681	8.52%
Total interest-bearing liabilities	17,612,934	129,215	2.94%	17,297,892	123,618	2.90%	13,856,039	106,304	3.09%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	3,700,132			3,719,177			2,866,917
Other non-interest bearing liabilities	352,400			393,888			346,616
Total non-interest bearing liabilities	4,052,532			4,113,065			3,213,533
Total liabilities	21,665,466			21,410,957			17,069,572
Stockholders' equity	2,684,342			2,638,361			2,127,469
Total liabilities and stockholders' equity	$24,349,808			$24,049,318			$19,197,041

Net interest income		$187,093			$181,728			$141,506

Net interest rate spread			2.74%			2.73%			2.58%
Net interest-earning assets	$4,716,296			$4,648,161			$3,529,780

Net interest margin (3)			3.36%			3.34%			3.21%

Ratio of interest-earning assets to total interest-bearing liabilities	1.27x			1.27x			1.25x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.
	6/30/25	3/31/25	12/31/24	9/30/24	6/30/24
	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.
Interest-Earning Assets:
Securities	3.80%	3.73%	3.55%	3.56%	3.07%
Net loans	6.01%	5.95%	5.99%	6.21%	6.05%
Total interest-earning assets	5.68%	5.63%	5.66%	5.84%	5.67%

Interest-Bearing Liabilities:
Deposits	2.62%	2.64%	2.81%	2.96%	2.84%
Borrowings	3.94%	3.76%	3.64%	3.73%	3.83%
Total interest-bearing liabilities	2.94%	2.90%	3.03%	3.19%	3.09%

Interest rate spread	2.74%	2.73%	2.63%	2.65%	2.58%
Net interest margin	3.36%	3.34%	3.28%	3.31%	3.21%

Ratio of interest-earning assets to interest-bearing liabilities	1.27x	1.27x	1.27x	1.26x	1.25x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Dollars in Thousands) (Unaudited)

	June 30, 2025			June 30, 2024
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$77,882	$1,463	4.21%	$32,901	$3,041	5.38%
Available for sale debt securities	2,893,373	56,927	3.91%	1,959,549	27,669	2.82%
Held to maturity debt securities, net (1)	317,607	3,962	2.50%	354,731	4,625	2.61%
Equity securities, at fair value	19,212	—	—%	5,525	—	—%
Total securities	3,230,192	60,889	3.75%	2,319,805	32,294	2.78%
Federal Home Loan Bank stock	120,883	4,161	6.92%	81,309	5,055	12.43%
Net loans: (2)
Total mortgage loans	13,351,451	379,845	5.73%	9,326,838	263,774	5.61%
Total commercial loans	4,747,564	154,673	6.57%	2,953,842	94,632	6.39%
Total consumer loans	610,728	20,623	6.81%	378,522	12,874	6.84%
Total net loans	18,709,743	555,141	5.98%	12,659,202	371,280	5.83%
Total interest-earning assets	$22,138,700	$621,654	5.65%	$15,093,217	$411,670	5.43%

Non-Interest Earning Assets:
Cash and due from banks	142,380			108,229
Other assets	1,919,313			1,443,958
Total assets	$24,200,393			$16,645,404

Interest-Bearing Liabilities:
Demand deposits	$9,984,248	$130,235	2.63%	$6,914,802	$99,745	2.90%
Savings deposits	1,665,075	1,824	0.22%	1,308,983	1,469	0.23%
Time deposits	3,198,491	61,618	3.88%	1,575,801	32,378	4.13%
Total deposits	14,847,814	193,677	2.63%	9,799,586	133,592	2.74%
Borrowed funds	2,205,805	42,247	3.86%	2,049,587	37,949	3.75%
Subordinated debentures	402,665	16,907	8.47%	115,899	4,953	8.59%
Total interest-bearing liabilities	$17,456,284	$252,831	2.92%	$11,965,072	$176,494	2.97%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	3,709,602			2,469,459
Other non-interest bearing liabilities	373,029			298,053
Total non-interest bearing liabilities	4,082,631			2,767,512
Total liabilities	21,538,915			14,732,584
Stockholders' equity	2,661,478			1,912,820
Total liabilities and stockholders' equity	$24,200,393			$16,645,404

Net interest income		$368,823			$235,176

Net interest rate spread			2.73%			2.46%
Net interest-earning assets	$4,682,416			$3,128,145

Net interest margin (3)			3.35%			3.08%

Ratio of interest-earning assets to total interest-bearing liabilities	1.27x			1.26x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2023
Interest-Earning Assets:
Securities	3.75%	2.78%	2.32%
Net loans	5.98%	5.83%	5.18%
Total interest-earning assets	5.65%	5.43%	4.68%

Interest-Bearing Liabilities:
Deposits	2.63%	2.74%	1.62%
Borrowings	3.86%	3.75%	3.01%
Total interest-bearing liabilities	2.92%	2.97%	1.84%

Interest rate spread	2.73%	2.46%	2.84%
Net interest margin	3.35%	3.08%	3.29%

Ratio of interest-earning assets to interest-bearing liabilities	1.27x	1.26x	1.33x